EXHIBIT 99.1

Corbus Pharmaceuticals Reports 2016 Second Quarter Financial Results and Provides Business Update

- On track to complete Phase 2 studies in systemic sclerosis and cystic fibrosis in fourth quarter of 2016 -

Norwood, MA (August 15, 2016) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage drug development company targeting rare, chronic, serious inflammatory and fibrotic diseases, announced today its financial results for the three months ended June 30, 2016.

The Company also provided an update to its corporate progress and the clinical status and anticipated milestones for Resunab, its novel synthetic oral endocannabinoid-mimetic drug that is designed to resolve chronic inflammation and halt fibrosis. Resunab is currently being evaluated in three separate Phase 2 clinical studies in diffuse cutaneous systemic sclerosis (“systemic sclerosis”), cystic fibrosis (“CF”) and diffuse cutaneous, skin-predominant dermatomyositis. A fourth NIH-sponsored clinical study of Resunab in systemic lupus erythematosus (“SLE”) is planned to begin during the first half of 2017.

Recent Corporate Highlights

●	Successfully completed a $15 million registered direct offering with healthcare-oriented institutional and accredited investors;

●	Announced the completion of enrollment in the Phase 2 clinical study for systemic sclerosis; and

●	Received FDA approval for open-label extension to its Phase 2 Trial of Resunab for systemic sclerosis; the extension enables all the participants in the study to be dosed with Resunab for an additional 12 months.

“We are pleased with the clinical, regulatory and corporate progress we have made this past quarter and we remain on schedule for completing the systemic sclerosis and cystic fibrosis trials in the fourth quarter of this year,” stated Yuval Cohen, Ph.D., Chief Executive Officer of the Company.

Expected Near-Term Milestones

●	Complete enrollment in the Phase 2 clinical study for CF in Q3 2016;

●	Complete dosing in Phase 2 clinical studies for systemic sclerosis and CF in Q4 2016;

●	Report top-line data from systemic sclerosis study in Q4 2016 and the CF study in early Q1 2017;

●	Commence the open-label extension study in systemic sclerosis in Q3 2016;

●	Continue to advance the Phase 2 clinical study in dermatomyositis, which is expected to complete enrollment by Q2 2017;

●	Seek Orphan Drug Designation in Europe for the treatment of both CF and systemic sclerosis by the end of 2016;

●	Complete additional pre-clinical mechanism of action studies;

●	Launch of the Phase 2 clinical study in patients with SLE expected in H1 2017; and

●	Participate in key scientific conferences throughout the remainder of 2016, including the North American Cystic Fibrosis Conference and the American College of Rheumatology Annual Meeting.

“Moving forward, we remain committed to building on the solid foundation we have created for Corbus and advance Resunab as an important potential therapy for individuals with serious inflammatory and fibrotic diseases,” concluded Dr. Cohen.

Summary of Financial Results for Second Quarter 2016

For the three months ended June 30, 2016, the Company reported a net loss of approximately $4,189,000, or a net loss per diluted share of $0.11, compared to a net loss of approximately $2,563,000, or a net loss per diluted share of $0.10 for the three months ended June 30, 2015.

For the six months ended June 30, 2016, the Company reported a net loss of approximately $7,082,000, or a net loss per diluted share of $0.19, compared to a net loss of approximately $4,098,000, or a net loss per diluted share of $0.16 for the six months ended June 30, 2015.

The increases in the net losses for the three and the six months ended June 30, 2016 are attributable to increased spending on clinical studies for systemic sclerosis and cystic fibrosis and increased staffing costs.

The Company ended the quarter with approximately $22 million of cash and cash equivalents. On August 1, 2016 the Company received a $1 million milestone payment from the Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”) and has the potential to receive an additional $1.5 million in milestone payments under its development award with the CFFT. Based on management’s current projections, it believes it has sufficient financial resources to funds operations into the fourth quarter of 2017.

About Resunab

Resunab is a novel synthetic oral endocannabinoid-mimetic drug that preferentially binds to the CB2 receptor expressed on activated immune cells and fibroblasts. CB2 activation triggers endogenous pathways that resolve inflammation and halt fibrosis. Preclinical and Phase 1 studies have shown Resunab to have a favorable safety, tolerability and pharmacokinetic profile. It has also demonstrated promising potency in preclinical models of inflammation and fibrosis. Resunab is designed to trigger the production of “Specialized Pro-resolving Lipid Mediators” that activate an endogenous cascade responsible for the resolution of inflammation and fibrosis, while reducing production of multiple inflammatory mediators. Resunab has direct effects on fibroblasts to halt tissue scarring. In effect, Resunab triggers endogenous pathways to turn “off” chronic inflammation and fibrotic processes, without causing immunosuppression.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic, and serious inflammatory and fibrotic diseases. Our lead product candidate, Resunab, is a novel synthetic oral endocannabinoid-mimetic drug designed to resolve chronic inflammation, and fibrotic processes. Resunab is currently in Phase 2 clinical studies for the treatment of cystic fibrosis, diffuse cutaneous systemic sclerosis and skin-predominant dermatomyositis, with a fourth Phase 2 trial in systemic lupus erythematosus planned to commence during the first half of 2017.

For more information, please visit www.CorbusPharma.com and connect with the Company on Twitter, LinkedIn, Google+ and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Corbus Pharmaceuticals Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Collaboration revenue	$396,598	$113,636	$793,196	$113,636
Operating expenses:
Research and development	3,567,003	1,707,256	5,740,936	2,430,686
General and administrative	1,021,225	969,076	2,131,114	1,780,945
Total operating expenses	4,588,228	2,676,332	7,872,050	4,211,631
Operating loss	(4,191,630)	(2,562,696)	(7,078,854)	(4,097,995)
Other income (expense):
Interest income (expense), net	4,049	155	(1,311)	(264)
Foreign currency exchange loss	(1,810)	—	(1,467)	—
Other income (expense), net	2,239	155	(2,778)	(264)
Net loss	$(4,189,391)	$(2,562,541)	$(7,081,632)	$(4,098,259)
Net loss per share, basic and diluted	$(0.11)	$(0.10)	$(0.19)	$(0.16)
Weighted average number of common shares outstanding, basic and diluted	38,748,452	26,901,100	38,176,831	26,434,174

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,025,007	$12,338,275
Prepaid expenses	274,919	376,515
Total current assets	22,299,926	12,714,790
Restricted cash	36,375	36,375
Property and equipment, net	291,174	124,138
Total assets	$22,627,475	$12,875,303
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$23,334	$162,019
Accounts payable	1,962,010	1,314,377
Accrued expenses	1,915,051	562,279
Deferred revenue, current	1,058,422	1,591,358
Total current liabilities	4,958,817	3,630,033
Deferred revenue, noncurrent	—	260,260
Other long-term liabilities	15,190	—
Total liabilities	4,974,007	3,890,293
Commitments and Contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized, 43,748,233 and 37,605,134 shares issued and outstanding at June 30, 2016 and December 31, 2015	4,375	3,761
Additional paid-in capital	38,008,539	22,259,063
Accumulated deficit	(20,359,446)	(13,277,814)
Total stockholders’ equity	17,653,468	8,985,010
Total liabilities and stockholders’ equity	$22,627,475	$12,875,303

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Media Contact

David Schull

Russo Partners, LLC

Phone: +1 (858) 717-2310

Email: david.schull@russopartnersllc.com

Source: Corbus Pharmaceuticals Holdings, Inc.

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